Exhibit 10.11

KAR Auction Services, Inc.
Annual Incentive Plan
Summary of Terms
Plan Year 2015

KAR Auction Services, Inc. Annual Incentive Plan

Summary of Terms

The following is a summary of the 2015 KAR Auction Services, Inc. Annual Incentive Plan (the “Plan”) which is part of the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan, as Amended June 10, 2014 (the “Omnibus Plan”). For executive officers of the Company, the Plan constitutes a Cash-Based Award under the Omnibus Plan that is intended to be “qualified performance based compensation” under Section 162(m) of the Code and shall be subject to the terms of the Omnibus Plan related thereto and administered accordingly. Any awards under the Plan are subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of KAR Auction Services, Inc. (the “Company”). The Committee has all final authority with respect to administration and interpretation of the Plan. All capitalized terms herein that are not otherwise defined shall have the meanings given to such terms in the Omnibus Plan.

Purpose of the Plan

The purpose of the Plan is to reward eligible employees of the Company with incentive compensation based on their contributions toward meeting and exceeding overall Company goals.

Eligibility

Key employees of the Company may participate in the Plan as determined by the Committee.

Effective Date

This Plan is effective January 1, 2015. The Company reserves the right to revise or terminate the Plan at any time, with or without advance notice, in accordance with applicable law.

Performance Period

Each performance period under the Plan will be one year in duration and will coincide with the Company's fiscal year (January 1 – December 31).

Awards

The award is tied to personal performance as well as the financial performance of the Company or particular business unit, division, region or individual site during the performance period. The award opportunity is expressed as a percentage of base salary, which typically will be determined at the end of the performance period. Awards to executive officers of the Company are subject to the individual annual limit for Other Cash-Based Awards specified in the Omnibus Plan.

The award is tied to specific “threshold,” “target” and “superior” performance goals. The “threshold” is the minimum performance goal that must be met before any award is earned. The “target” opportunity represents the award amount received if the Company meets its targeted financial and, if applicable, non-financial goals. The “superior” opportunity represents the maximum performance goal that must be met for a maximum payout. The actual award opportunities at threshold, target and superior levels of performance are set forth in an individual’s personalized incentive compensation statement. The award is conditioned on satisfactory performance of job responsibilities.

Performance Goals and Targets

Through the annual planning process, performance goals and targets are established. The performance goals and targets chosen for the Company, each business unit, division, region and site reflect the Company’s strategy, competitive situation and market potential. The award may be weighted on a combination of the overall performance of the Company, business unit, division, region or site. Actual performance goals and goal definitions are included with the personalized incentive compensation statement materials.

Calculation of Awards

In calculating your award, actual base salary during the plan year will be utilized. Please note that if your salary or bonus opportunity changes during the plan year your award will be prorated as explained in the examples below.

Example One: Employee is bonus eligible with a base salary of $40,000 with a target opportunity of 20% and receives a merit increase of 2% on 7/1/2015. Bonus calculation would be as follows:

$40,000 x 20% = $8,000 (target award) x performance factor x goal weighting x proration 6/12ths plus
$40,800 x 20% = $8,160 (target award) x performance factor x goal weighting x proration 6/12ths

Example Two: Employee is bonus eligible with a base salary of $40,000 with a target opportunity of 20% and receives a promotion on 7/1/2015 with a base salary of $45,000 and a target opportunity of 25%. Bonus calculation would be as follows:

$40,000 x 20% = $8,000 (target award) x performance factor x goal weighting x proration 6/12ths plus
$45,000 x 25% = $11,250 (target award) x performance factor x goal weighting x proration 6/12ths

The performance factor is directly related to financial performance relative to the established threshold, target and superior performance goals. If actual financial results fall between the threshold, target or superior performance levels, straight-line interpolation will be used to determine the performance factor. Multiple goal weightings must add to 100%.

Payment of Awards

Generally, all awards are paid out annually; however, certain non-executive officer positions, if approved by the Committee and business unit President, may be paid out quarterly or semiannually.

Generally, all awards will be paid out in cash, net of applicable withholding taxes. While awards are generally paid as soon as practicable after the audited financial results are available for the performance period, in the Board’s sole discretion, payments to participants other than executive officers of the Company may be based on an estimation of the audited financial results. Additionally, awards may be paid in one or more installments, in the Board’s sole discretion.

In no event will any portion of any awards payable under the Plan (including any pro rata awards paid upon certain terminations of employment described below and any installments) be paid later than March 15, 2016.

Discretionary Adjustment of Awards

The Committee retains discretion to adjust payouts up or down on a case-by-case basis; provided, however, that for participants who are executive officers of the Company, the Committee may only reduce payments. Individual award payouts may be adjusted downward due to personal performance of job responsibilities. Individual award payouts may be eliminated entirely for noncompliance with corporate policy or controls.

In addition, consistent with the terms of the Omnibus Plan and Section 162(m) of the Code, each as applicable, the Committee may adjust any or all financial goals during performance period to reflect unforeseen, unusual or extraordinary events or circumstances including but not limited to (i) changes in accounting principles or practices, (ii) extraordinary gains or losses on the sale of assets, (iii) new or amended laws or regulations and (iv) acquisitions or divestitures.

The Committee also has the authority to impose such other limitations on awards as it may deem necessary or appropriate.

Prorated Awards

In the event that an individual transfers between business units or is promoted during the course of a performance period, a prorated award may be earned based on the time spent in each position.

All eligible employees hired or promoted on or before the 15th of the month will be prorated based on the number of months of plan eligibility, including the month of hire.

All eligible employees hired or promoted on or after the 16th of the month will be eligible to participant in the Plan at the beginning of the following month.

All eligible employees hired on or after November 1st of the current year will not be eligible to participate in the Plan until the beginning of the next Plan year.

Termination of Employment

Generally

Generally, upon termination of employment for any reason, the individual will forfeit any award that has not been paid.

Retirement, Disability or Death

In the event that employment is terminated as a result of retirement (defined below), disability (defined below) or death, the award will be prorated based on the number of months employed during the performance period prior to the termination of employment and based on and subject to actual performance during the performance period, in accordance with the Plan. Payment will be paid as soon as practicable in the following year after the audited financial results are available for the performance period, but in no event later than March 15, 2016. In the event of death, the award will be paid to the individual’s beneficiary or, if no beneficiary is named, to their estate.

For purposes of the Plan: (i) retirement shall mean a termination of a participant’s employment, other than for Cause, on or after the attainment of age 65 and (ii) disability shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for the period of time as set forth under the long term disability plan maintained by the Company for the benefit of the participant.

Voluntary Termination or Termination by the Company

In the event that a participant voluntarily terminates from employment or is involuntarily terminated by the Company, the participant will forfeit any award that has not been paid, in accordance with the Plan. In other words, a participant must be employed by the Company on the date the award is actually paid by the Company.

Termination or Modification of the Plan

The Committee may modify or terminate the Plan at any time, effective at such date as the Committee may determine. The Committee or Board will, prior to the end of the Plan year, adopt a resolution fixing a minimum aggregate amount, which amount is in the Committee or Board’s discretion (a “Pool”), to be paid to participants under the Plan for 2015. After such a Pool is established, (i) the Plan may not be modified or terminated and the amount of the Pool may not be reduced after December 31, 2015, and (ii) any amounts forfeited by individual participants hereunder because they are not employed as of the payment date will not reduce the Pool but will be reallocated among other participants in the Plan who are not subject to Section 162(m) of the Code, and shall not revert to the Company.

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